Exhibit 99.1

      COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES RECORD EARNINGS
                      FOR THE QUARTER ENDED MARCH 31, 2005

    NORFOLK, Va., May 4 /PRNewswire-FirstCall/ -- Commonwealth Bankshares, Inc. (Nasdaq: CWBS) today reported record earnings of $1.22 million, for the quarter ended March 31, 2005, an increase of 123.30% over the $544.79 thousand reported in the first quarter of 2004. On a per share basis, diluted earnings increased 59.09% to $0.35 for the quarter ended March 31, 2005 compared to $0.22 for the same period in 2004. Per share results reflect the issuance of 943,396 shares of new common stock sold during the fourth quarter of 2004 under a private placement that raised $15 million in additional capital.

    Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "In all my years in banking, I have never been more proud and excited to be part of such a dynamic and growing company as Bank of the Commonwealth. The first quarter of 2005 was another record quarter for us, both in earnings and asset growth. Our first quarter earnings surpassed any previously reported quarterly earnings. We continue to seek opportunities to grow and expand our network. During the first quarter of 2005 several exciting events transpired. We added three of the area's leading commercial lending officers to our executive staff at Bank of the Commonwealth. With the addition of these three executives, we are poised to grow our commercial lending operations significantly. To capture the growing market and the real estate boom in the Ocean View area of Norfolk, Bank of the Commonwealth recently opened a loan origination office on Pretty Lake Avenue at East Beach and is negotiating a lease for a permanent branch site nearby. This will be the Bank's tenth branch site in the Hampton Roads area. In addition, we plan to open several additional branches over the next twelve months. As we continue to grow we are looking to diversify and search for new avenues of revenue. Bank of the Commonwealth has expanded its title insurance services with the formation of Executive Title Center, a wholly owned subsidiary, which is scheduled to open June 1st. In addition to providing a considerably diverse and expanded source of fee income, the Executive Title Center will provide a high level of responsive and personalized service to our customers, making their real estate endeavors a smooth transaction. The loyalty and continued support of our shareholders and customers has provided the foundation for our growth and success. We look forward to continuing to execute on a strategy we believe will enhance the long-term growth of the company and value for our stockholders."

    The Company's record earnings resulted in favorable profitability ratios. Profitability as measured by the Company's return on average assets (ROA) was 1.32% for the quarter ended March 31, 2005 up 58 basis points from 0.74% for the first quarter 2004. Return on average equity (ROE) increased 193 basis points to 13.14% for the quarter ended March 31, 2005 as compared to 11.21% for the quarter ended March 31, 2004. Average assets increased $77.41 million or 26.08% from the quarter ended March 31, 2004 to March 31, 2005. Average equity increased $18.02 million or 92.19% as of March 31, 2005 as compared to the comparable period in 2004, as a result of the additional capital raised in the fourth quarter of 2004.

    The record earnings were driven by the 48.11% increase in the loan portfolio from March 31, 2004 to March 31, 2005. Total loans at March 31, 2005 reached a record $354.46 million. Our strong loan demand generated record increases in interest income. Interest income on loans increased $1.79 million or 37.88% to $6.51 million for the three months ended March 31, 2005.

    Interest expense of $2.37 million for the quarter ended March 31, 2005 represented a $289.98 thousand increase from the comparable period in 2004. The increase was primarily attributable to the record increase in the Company's average interest bearing liabilities, which was offset by the decrease in overall rates paid on liabilities as a result of higher priced time deposits repricing at lower rates throughout the quarter. Average interest bearing liabilities increased $55.72 million or 23.05% from March 31, 2004 to March 31, 2005, while the overall rates paid on these liabilities decreased 24 basis points to 3.23%.

    A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. As a result of the record increases in interest income coupled with the reduction in the yield paid on our interest bearing liabilities, our net interest income reached an all time quarterly high of $4.26 million for the quarter ended March 31, 2005, an increase of $1.44 million or 50.99% over the comparable period in 2004.

    Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) increased 70 basis points from 4.11% during the first three months of 2004 to 4.81% for the same period in 2005.

    Commonwealth Bankshares exceeded its goal for asset growth. Total assets at March 31, 2005 reached a new high of $394.52 million, up 37.08% or $106.72 million from $287.80 million at March 31, 2004.

    About Commonwealth Bankshares
    Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has nine bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience.

The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through BOC Title of Hampton Roads, Inc. and mortgage funding services through one of its newest subsidiaries, Community Home Mortgage of Virginia, Inc. Additional information about the company, its products and services, can be found on the Web at http://www.bankofthecommonwealth.com.

    CONTACT: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone:
(757) 446-6904 or ewoodard@bocmail.net
    Web Site: http://bankofthecommonwealth.com

    This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                          Commonwealth Bankshares, Inc.
                   Selected Financial Information (Unaudited)

                                                            Three Months Ended
                                                     -------------------------------
(in thousands, except per share data)                March 31, 2005   March 31, 2004
                                                     --------------   --------------
Operating Results:
  Interest Income                                    $        6,634   $        4,904
  Interest Expense                                            2,370            2,080
  Net interest income                                         4,264            2,824
  Provision for loan losses                                     330              465
  Noninterest income                                            747              625
  Noninterest expense                                         2,840            2,180
  Income before provision for income
   taxes                                                      1,841              804
  Provision for income taxes                                    624              259
  Net income                                         $        1,217   $          545

Per Share Data:
  Basic earnings                                     $         0.40   $         0.28
  Diluted earnings                                   $         0.35   $         0.22
  Book value                                         $        12.68   $        10.27
  Dividends per share                                $         0.05   $         0.05
  Basic weighted average shares
   outstanding                                            3,029,818        1,920,291
  Diluted weighted average shares
   outstanding                                            3,696,600        2,831,149
  Shares outstanding at period-end                        3,049,980        1,945,115

                                                              At Period End
                                                     -------------------------------
                                                     March 31, 2005   March 31, 2004
                                                     --------------   --------------
Month End Balance:
  Assets                                             $      394,515   $      287,797
  Loans*                                                    354,459          239,328
  Loans held for sale                                        14,349           22,248
  Investment securities                                       6,770            8,350
  Deposits                                                  289,758          257,307
  Shareholders' equity                                       38,670           19,969

YTD Average Balance:
  Assets                                             $      374,185   $      296,777
  Loans*                                                    341,939          231,434
  Loans held for sale                                         7,835           23,073
  Investment securities                                       6,896           11,467
  Deposits                                                  281,613          263,016
  Shareholders' equity                                       37,565           19,546

Ratios:
  Return on average assets                                     1.32%            0.74%
  Return on average shareholders' equity                      13.14%           11.21%
  Shareholders' equity to total assets                         9.80%            6.94%
  Loan loss allowance to loans*                                0.88%            1.24%
  Loan loss allowance to non-performing
   assets                                                    633.62%          111.44%
  Non-performing assets to total assets                        0.12%            0.93%
  Net interest margin (tax equivalent
   basis)                                                      4.81%            4.11%
  Bank's Tier 1 capital to average assets                     11.11%            8.02%
  Bank's Tier 1 capital to
   risk weighted assets                                       12.24%            9.98%
  Bank's Total capital to
   risk weighted assets                                       13.16%           11.27%

       * Net of unearned income and loans held for sale

SOURCE  Commonwealth Bankshares, Inc.
    -0-                             05/04/2005
    /CONTACT: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares, Inc., +1-757-446-6904, or ewoodard@bocmail.net/
    /Web site:  http://www.bankofthecommonwealth.com /